UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BINGO.COM, LTD.
(Exact name of registrant as specified in its charter)

Anguilla, B.W.I. (State or other jurisdiction of incorporation or organization)	98-0206369 (I.R.S. Employer Identification No.)

Spencer House, Box 821
The Valley, Anguilla, British West Indies
(Address of Principal Executive Offices and Zip Code)

1999 Stock Option Plan
2001 Stock Option Plan
2005 Stock Option Plan
(Full title of the plan(s))

Gerald R. Tuskey, Personal Law Corporation
Suite 1000, 409 Granville Street
Vancouver, British Columbia, Canada  V6C 1T2
(Name and address of agent for service)

604-681-9588
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Gerald R. Tuskey
Gerald R. Tuskey, Personal Law Corporation
Suite 1000, 409 Granville Street, Vancouver, British Columbia, Canada  V6C 1T2
Telephone:  604.681-9588
Facsimile:  604.688-4933

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed Maximum aggregate offering price	Amount of registration fee
Common stock, no par value, issuable upon the exercise of options that may be granted under the 1999, 2001 and 2005 Stock Option Plans	7,120,000 shares	$0.94 (2)	$6,692,800	$787.74

 (1)           Pursuant to Rule 416(c), this Registration Statement also registers such additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of the 1999, 2001 and 2005 Stock Option Plans.

(2)           Based on the last sale price of a share of our common stock as reported by The Nasdaq OTC Bulletin Board on June 23, 2005 in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, this registration statement will become effective upon filing with the Securities and Exchange Commission.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

We will send or make available the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 1999, 2001 and 2005 Stock Option Plans.  Copies of the 1999, 2001 and 2005 Stock Option Plans are attached as Exhibits 4.1, 4.2 and 4.3 to this Form S-8.  The form of Stock Option Agreement for use under the 1999, 2001 and 2005 Stock Option Plans are attached as Exhibits 4.4, 4.5 and 4.6 to this Form S-8.

This registration statement relates to a maximum of 7,120,000 common shares in the capital of our company issuable upon the exercise of options granted under the 1999, 2001 and 2005 Stock Option Plans.

Item 2.  Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus).  Requests should be directed to the Corporate Secretary, Bingo.com, Ltd.

REOFFER PROSPECTUS

The date of this prospectus is June 24, 2005

BINGO.COM, LTD.

Spencer House, Box 821
The Valley, Anguilla, British West Indies
Telephone:  (264) 497-8129

625,850 Shares of Common Stock

This reoffer prospectus relates to a maximum of 625,850 shares of our common stock which may be offered and resold from time to time by the selling stockholders identified in this reoffer prospectus.  It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale.  We will receive no part of the proceeds from sales made under this reoffer prospectus.  The selling stockholders will bear all sales commissions and similar expenses.  Any other expenses incurred by us in connection with this registration statement and offering and not borne by the selling stockholders will be borne by us.

The selling stockholders and any brokers executing selling orders on his behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our common shares are quoted on the OTC Bulletin Board under the trading symbol "BNGOF".  On June 23, 2005, the last reported closing price of our common stock was $0.94 per share on the OTCBB.

Our principal executive offices are located at Spencer House, Box 821, The Valley, Anguilla, B.W.I. and our telephone number is (264) 497-8129.

The common shares offered pursuant to this registration statement involve a high degree of risk.  See "Risk Factors" on page 6 of this reoffer prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

REOFFER PROSPECTUS

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5

THE OFFERING	5

OUR COMPANY	5

OUR BUSINESS	5

FORWARD LOOKING STATEMENTS	6

RISK FACTORS	6

INFORMATION ABOUT THE OFFERING	14

USE OF PROCEEDS	14

SELLING STOCKHOLDERS	14

PLAN OF DISTRIBUTION	15

EXPERTS	16

LEGAL MATTERS	17

MATERIAL CHANGES	17

INCORPORATION OF DOCUMENTS BY REFERENCE	17

AVAILABLE INFORMATION	17

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	17

SIGNATURES	21

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus.  Consequently, this summary does not contain all of the information that you should consider before investing in our common stock.  You should carefully read the entire reoffer prospectus, including the "Risk Factors" section, and the documents and information incorporated by reference into this reoffer prospectus.

THE OFFERING

Presently Outstanding Number of Shares:	26,594,603
Securities being registered:	625,850 shares of common stock held by existing shareholders and acquired on the exercise of stock options.
Securities Issued:	The 625,850 shares of common stock to be registered under this prospectus are already issued and may be sold by existing shareholders.
Use of Proceeds:	We will not receive any proceeds from the sale of shares sold by the selling shareholders.
OTC Bulletin Board Symbol:	BNGOF

Expiration Date

This offering will expire 24 months from the effective date of this prospectus.

OUR COMPANY

Our company, Bingo.com, Ltd., was incorporated on September 30, 2004, under the International Business Companies Act of Anguilla, B.W.I.  From the date of its incorporation until April 5, 2005, our Company existed solely as a wholly-owned subsidiary of Bingo.com, Inc., a publicly traded, Florida corporation.  On April 6, 2005, our Company merged with its parent company, Bingo.com, Inc. and our Company was the surviving corporation of the merger.  Our Company assumed all of the assets and liabilities of Bingo.com, Inc. upon the effective date of the merger.  The management team, assets, liabilities and business of Bingo.com, Inc. became the management team, assets, liabilities and business of our Company upon the effective date of the merger.  The principal reason for our merger with Bingo.com, Inc. was to facilitate the re-incorporation of Bingo.com, Inc. under the International Business Companies Act of Anguilla, B.W.I.

Our registered offices are located at Spencer House, Box 821, The Valley, Anguilla, British West Indies.  Our telephone number is (264) 497-8129.

We have not been involved in any bankruptcy, receivership or similar proceedings.

All dollar amounts in this prospectus are U.S. dollars.

OUR BUSINESS

Our Company is in the business of developing and operating a bingo based web portal designed to provide a variety of free and cash games and other forms of entertainment, including an online community, chat rooms, contests, sweepstakes, tournaments, and more.  Our Company envisions becoming the pre-eminent bingo-based web portal on the Internet, using its bingo.com domain name and incorporating a variety of games and content to attract and retain a large number of subscribers.  Our Company's existing website has attracted over 1,200,000 registered users and served over 3,000,000,000 bingo cards since its inception.  As there are a fixed number of bingo cards (3) per player in our free games, the total number of cards served provides a direct correlation to the number of games played (over 1,000,000,000) and a general indication of the levels of Internet traffic generated by our company's website.  The levels of Internet traffic have a direct impact on our company's revenues as, generally, the greater the Internet traffic, the greater the numbers of advertisements served.  Our Company intends to continue to build on this subscriber base to further develop its online presence.

We filed our Form 10 with the Securities and Exchange Commission on June 9, 1999.  On March 19, 1997, our common stock was approved for trading on the OTCBB under the symbol "PGLB".  In January 1999, when we changed our name to Bingo.com, Inc., our OTCBB symbol was changed to "BIGG".  On July 26, 1999, we changed our trading symbol from "BIGG" to "BIGR".  On April 6, 2005, Bingo.com, Inc. effected a merger with Bingo.com, Ltd. and as a result of the merger, our OTCBB symbol was changed to "BNGOF ".

FORWARD LOOKING STATEMENTS

This reoffer prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this reoffer prospectus, the terms "we", "us", "our" and "Company" means Bingo.com, Ltd. and our subsidiaries, unless otherwise indicated.

RISK FACTORS

Much of the information included in this registration statement includes or is based upon estimates, projections or other "forward looking statements".  Such forward looking statements include any projections or estimates made by us and our management in connection with our business operations.  While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

Those forward-looking statements also involve certain risks and uncertainties.  Factors, risks and uncertainties that could cause or contribute to such differences include those specific risks and uncertainties discussed below and those discussed in our Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 21, 2005.  The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document.

Our common shares are considered speculative during the development of our new business operations. Prospective investors should consider carefully the risk factors set out below.

Risks Related to Our Business

We have a limited operating history and a history of losses and expect future losses, and there can be no assurances that we will achieve and sustain profitability.

We have incurred significant net losses and negative cash flow from operations since our inception.  We incurred net losses of ($968,708) in fiscal 2002, ($235,491) in fiscal 2003 and ($71,640) in fiscal 2004 and net profit of $32,209 in the first quarter of 2005.  As of March 31, 2005, we had an accumulated deficit of $9,449,165, and during the quarter ended March 31, 2005, we provided cash of $61,435 in operating activities (during the year ended December 31, 2004, we provided cash of $190,884, in 2003 fiscal year we provided cash of $58,749 and in 2002 fiscal year we used cash of $95,275).  Although we reduced our operating costs and our cash utilization rate significantly and increased our revenues during the first quarter of 2005 and the 2004 and 2003 fiscal years, we will continue to incur sales and marketing and general and administrative expenses in the future.  As a result, we may incur losses in the future and will need to generate higher revenues in order to achieve sustainable profitability.

We may not be able to generate sufficient revenue to entirely support our operations in fiscal 2005 due to a number of factors including, among others:

-           the cost of promoting and marketing our bingo portal, especially the cost of advertising the bingo for cash site;

-           the general demand for online advertising may decrease, as may advertising rates, which would impact our advertising revenue;

-           the costs associated with developing our software and technologies, installing equipment and expanding our facilities;

-           the costs associated with hiring and retaining experienced management and staff for our operations.

-            the impact of government legislation on our advertisers and the bingo for cash site.

-            the possible lack of demand and deposits in our cash bingo site.

We are subject to risks and challenges frequently encountered by early stage companies engaged in early stage enterprises and Internet commerce.

We face risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development that may be using new and unproven business models, particularly companies engaged in Internet commerce.

These risks include:

-           our revenue forecasts may be incorrect because of our limited experience selling our products and services;

-           our ability to generate revenues will depend on selling advertising and attracting players for the bingo for cash games on a website focused on bingo entertainment;

-           as our business grows and the expectations of our customers increase, we must develop and upgrade our infrastructure, including internal controls, transaction processing capacity, data storage and retrieval systems and website to remain competitive.  We may not have the capital resources to do so;

-           we compete with a number of larger competitors, such as Electronic Arts (Pogo.com), Yahoo! and Cyberbingo, with greater financial, capital, technical, marketing and human resources and experience than us;

-           we may not be able to continue to offer new and exciting content that is attractive and compelling to existing users;

-           our business is dependent upon the Internet for commerce and growth;

-            general economic conditions could change and adversely affect our business;

-             licensing regulations could change affecting our ability to offer bingo for cash.

We are substantially dependent on third parties for most aspects of our business.

We have chosen to pursue a strategy whereby we have outsourced many of our mission-critical business functions, including website hosting, and serving, and web server collocation.  Most of these functions are performed by a limited number of small companies.  As a result, we face increased risk that our business could be interrupted by the failure of any one of our key vendors or suppliers, and such an interruption could have a material impact on our financial position and results of operations.

We will need additional capital to continue to operate our business.

We have just recently achieved profitable operations but are not ensured of a long-term source of consistent and reliable revenue.  As of March 31, 2005, we had $157,337 in cash (December 31, 2004, - $74,032 and December 31, 2003, $34,046).  Although our cash flow is improving, we may need to obtain additional financing to grow our operations for the duration of 2005.  We are constantly looking for new sources of revenue that will help fund our business.  There can be no assurances that this will be achieved.

If we successfully raise additional funds through the issuance of debt, we will be required to service that debt and are likely to become subject to restrictive covenants and other restrictions contained in the instruments governing that debt, which may limit our operational flexibility.  We raised $1,004,750 on April 7, 2005, via a private placement of our securities under Regulation S.  If we raise additional funds through further issuances of equity securities, then those securities may have rights, preferences or privileges senior to the rights of holders of our common stock, and holders of our common stock will experience dilution.

We cannot be certain that such additional debt or equity financing will be available to us on favorable terms when required, or at all.  If we cannot raise funds in a timely manner, or on acceptable terms, we may not be able to promote our brand, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unexpected requirements, and we may be required to reduce or limit operations.

If our key personnel leave the Company, our ability to succeed will be adversely affected

The future success of the Company will depend on certain key management, marketing, sales and technical personnel.  We are currently dependent on our President and Chief Executive Officer, T. M. Williams, for the success of the business.  We also rely upon consultants and advisors who are not employees.  The loss of key personnel could have a material adverse effect on our operations.  We do not maintain key-man life insurance on any of our key personnel.  The inability to attract, retain and motivate highly skilled personnel required for expansion of operations and development of technologies could adversely affect our business, financial condition and results of operations.  We cannot assure you that we will be able to retain our existing personnel or attract additional, qualified persons when required and on acceptable terms.

The effect of the proposed "Unlawful Internet Gambling Funding Prohibition Act".

During the 2003 fiscal year, the House Judiciary Committee of the US Government approved HR21 "Unlawful Internet Gambling Funding Prohibition Act".  This bill creates a new crime of accepting financial instruments, such as credit cards or electronic fund transfers, for debts incurred in illegal Internet gambling.  The bill enables state and federal Attorneys General to request that injunctions be issued to any party, such as financial institutions and Internet Service Providers, to assist in the prevention or restraint of illegal Internet gambling.  This bill still needs to be ratified by the Senate before it becomes passed as law.  While the legal status of Internet gambling is unclear in many jurisdictions at this time, many of our advertisers including the Company's bingo for cash games may be affected by this bill should it become law, or any other similar bill and therefore the Company's revenue stream may be affected.

The effect of United States Government Action against Websites publishing advertising for Internet gambling operators.

Current anti-Internet gambling sentiment in the United States appears to be expanding to include taking action against "publisher" websites based in the United States.  Any website which accepts advertising from Internet gambling websites is potentially at risk.  In 2003, the United States government started a grand jury investigation, led by the United States attorney's office in St. Louis, to look into American companies working with offshore casinos.  In April 2004, United States marshals seized approximately $3 million in advertising proceeds paid by an offshore casino to Discovery Networks under an "aiding and abetting" legal theory.  Many of our advertisers, including the Company's bingo for cash site, may be affected by these actions and therefore the Company's revenue stream may be affected.

We have capacity constraints and system development risks that could damage our customer relations or inhibit our possible growth, and we may need to expand our management systems and controls quickly, which may increase our cost of operations

Our success and our ability to provide high quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems and the computers and communication systems of our third party vendors in order to accommodate any significant numbers or increases in the numbers of consumers and advertisers using our service.  Our success also depends upon our and our vendors' abilities to rapidly expand transaction-processing systems and network infrastructure without any systems interruptions in order to accommodate any significant increases in use of our service.

We and our service providers may experience periodic systems interruptions and infrastructure failures, which we believe will cause customer dissatisfaction and may adversely affect our results of operations.  Limitations of technology infrastructure may prevent us from maximizing our business opportunities.

We cannot assure you that our and our vendors' data repositories, financial systems and other technology resources will be secure from security breaches or sabotage, especially as technology changes and becomes more sophisticated.  In addition, many of our and our vendors' software systems are custom-developed and we and our vendors rely on employees and certain third-party contractors to develop and maintain these systems. If certain of these employees or contractors become unavailable, we and our vendors may experience difficulty in improving and maintaining these systems.  Furthermore, we expect that we and our vendors may continue to be required to manage multiple relationships with various software and equipment vendors whose technologies may not be compatible, as well as relationships with other third parties to maintain and enhance their technology infrastructures.  Failure to achieve or maintain high capacity data transmission and security without system downtime and to achieve improvements in their transaction processing systems and network infrastructure could have a materially adverse effect on our business and results of operations.

Increased security risks of online commerce may deter future use of our website, which may adversely affect our ability to generate revenue

Concerns over the security of transactions conducted on the Internet and the privacy of consumers may also inhibit the growth of the Internet and other online services generally, and online commerce in particular.  Failure to prevent security breaches could significantly harm our business and results of operations.  We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms used to protect our transaction data.  Anyone who is able to circumvent our or our vendors' security measures could misappropriate proprietary information, cause interruptions in our operations or damage our brand and reputation.  We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches.  Any well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which would have a material adverse effect on our business.

We face the risk of system failures, which would disrupt our operations

A disaster could severely damage our business and results of operations because our services could be interrupted for an indeterminate length of time.  Our operations depend upon our ability to maintain and protect our computer systems.

Our systems and operations are vulnerable to damage or interruption from fire, floods, earthquakes, hurricanes, power loss, telecommunications failures, break-ins, sabotage and similar events.  The occurrence of a natural disaster or unanticipated problems at our principal business headquarters or at a third-party facility could cause interruptions or delays in our business, loss of data or render us unable to provide our services.  In addition, failure of a third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could cause interruptions in our service.  The occurrence of any or all of these events could adversely affect our reputation, brand and business.

We face risks of claims from third parties for intellectual property infringement that could adversely affect our business

Our services operate in part by making Internet services and content available to our users.  This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with third parties.  These claims might, for example, be made for defamation, negligence, copyright, trademark or patent infringement, personal injury, invasion of privacy or other legal theories.  Any claims could result in costly litigation and be time consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements.

Litigation regarding intellectual property rights is common in the Internet and software industries.  We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps.  There can be no assurance that our services do not or will not in the future infringe the intellectual property rights of third parties.  Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.  A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business.

Our success and ability to compete are substantially dependent upon our technology and data resources, which we intend to protect through a combination of patent, copyright, trade secret and/or trademark law.

We currently have no patents or trademarks issued to date on our technology and there can be no assurances that we will be successful in securing them when necessary.

We may not be able to protect our Internet domain name, which is important to our branding strategy

Our Internet domain name, www.bingo.com, is an extremely important part of our business. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names.  The regulation of domain names in the United States and in foreign countries may be subject to change.  Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.  As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business.  Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.  Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.  Third parties have acquired domain names that include "bingo" or variations thereof both in the United States and elsewhere, which may result in an erosion of our user base.

If we are unable to maintain our popularity with third party Search engines then our customer base, and therefore, our advertising revenue will not continue to grow.

Due to our limited capital we do not run large advertising campaigns.  We are, therefore, reliant on third party Search engines such as Google and Yahoo! to provide prospective customers with links to facilitate traffic to www.bingo.com. Historically, the Company's Website has been listed first when users have searched for the word "bingo" on many third party search engines.  This ranking continues today but, given the increasing competition for rankings, including the trend towards paid rankings, there can be no guarantees that the Company's Website will continue to maintain such a ranking.  The high ranking levels that the Company's Website has maintained has resulted in Bingo.com obtaining between 800 to 1200 new registrations per day which, is highly attractive to our advertisers.  We believe that these search engines are important in order to facilitate broad market acceptance of our service and thus enhance our sales.  We continue to look for new methods to optimize our ranking position with various Internet Search Engines, including the maintenance of reciprocal links with complementary third party sites.

Our financial position and results of operations will vary depending on a number of factors, most of which are out of our control

We anticipate that our operating results will vary widely depending on a number of factors, some of which are beyond our control.  These factors are likely to include:

-           demand for our online services by registered users, advertisers and consumers;

-           prices paid by advertisers using our service, which fluctuate with the changing market;

-           costs of attracting consumers to our website, including costs of receiving exposure on third-party websites and advertising costs;

-           costs related to forming strategic relationships;

-           loss of strategic relationships;

-           our ability to significantly increase our distribution channels;

-           competition from companies offering same or similar products and services and from companies with much deeper financial, technical, marketing and human resources;

-           the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

-           costs and delays in introducing new services and improvements to existing services;

-           changes in the growth rate of Internet usage and acceptance by consumers of electronic commerce;

-           changes and introduction of new software e.g. Pop up blockers;

Risks Related to Our Industry

If we are unable to meet the changing needs of our industry, our ability to compete will be adversely affected

We operate in an intensely competitive industry.  To remain competitive, we must be capable of enhancing and improving the functionality and features of our online services.  The Internet portal, the online advertising industry and the Internet gaming industry are rapidly changing.  If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology and systems may become obsolete.  There can be no assurances that we will be successful in responding quickly, cost effectively and adequately to new developments or that funds will be available to respond at all.  Any failure by us to respond effectively would significantly harm our business, operating results and financial condition.

Our future success will depend on our ability to accomplish the following:

-           license and develop leading technologies useful in our business;

-           develop and enhance our existing products and services;

-           develop new services and technologies that address the increasingly sophisticated and varied needs of prospective consumers; and

-           respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Developing Internet services and other proprietary technology entails significant technical and business risks, as well as substantial costs.  We may use new technologies ineffectively, or we may fail to adapt our services, transaction processing systems and network infrastructure to user requirements or emerging industry standards.  If our operations face material delays in introducing new services, products and enhancements, our users may forego the use of our services and use those of our competitors.  These factors could have a material adverse effect on our financial position and results of operations.

If our web portal is unable to achieve and maintain a critical mass of registered users, advertisers and consumers, we may be unable to sell advertising or to generate revenue

The success of our web portal is dependent upon achieving significant market acceptance of our site by registered users, advertisers and consumers.  Internet advertising in general is at an early stage of development and most potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising.  Our competitors and potential competitors may offer more cost-effective advertising solutions, which could damage our business.  In addition, our website may not achieve significant acceptance by registered users and consumers and therefore lower deposits in our cash bingo site.  Failure to achieve and maintain a critical mass of registered users; advertisers and consumers would seriously harm our business.

Our business may be subject to government regulation and legal uncertainties that may increase the costs of operating our web portal, limit our ability to sell advertising, or interfere with future operations of the Company

There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet.  Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement.  Such legislation could expose the Company to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require the Company to incur significant expenses in complying with any new regulations.

The applicability to the Internet of existing laws governing issues such as gambling, property ownership, copyright, defamation, obscenity and personal privacy is uncertain.  The Company may be subject to claims that our services violate such laws.  Any new legislation or regulation in the United States, Canada or abroad or the application of existing laws and regulations to the Internet could damage our business.  In addition, because legislation and other regulations relating to online games vary by jurisdiction, from state to state and from country to country, it is difficult for us to ensure that our players are accessing our portal from a jurisdiction where it is legal to play our games.  We therefore, cannot ensure that we will not be subject to enforcement actions as a result of this uncertainty and difficulty in controlling access.

In addition, our business may be indirectly affected by our suppliers or customers who may be subject to such legislation.  Increased regulation of the Internet may decrease the growth in the use of the Internet or hamper the development of Internet commerce and online entertainment, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Risks Associated With Our Common Stock

Our shares are considered "Penny Stock" and are subject to the "Penny Stock" rules, which may adversely affect your ability to sell your shares

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving Penny Stock.  Subject to certain exceptions, a Penny Stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  We anticipate that our shares are deemed to be Penny Stock for the purposes of the Exchange Act.  The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of our shares and impede the sale of our shares in the secondary market.

Under the Penny Stock regulations, a broker-dealer selling Penny Stock to anyone other than an established customer or Accredited Investor (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.  In addition, the Penny Stock regulations require the broker-dealer to deliver, prior to any transaction involving a Penny Stock, a disclosure schedule prepared by the Commission relating to the Penny Stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the Penny Stock held in a customer's account and information with respect to the limited market in Penny Stocks.

Substantial sales of our common stock could cause our stock price to fall.

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could decline.  We have the following outstanding:

        26,594,603 shares of common stock, trading at $0.94 on June 23, 2005.
        200,000 warrants to purchase shares of common stock exercisable at $0.25.

        3,849,150 stock options to purchase shares of common stock with exercise prices ranging from $0.05 to $0.30.

Of the 26,594,603 outstanding shares, 13,144,478 shares are held under rule 144 of the Securities and Exchange Act of 1933 and are therefore not freely tradable.

We have not declared dividends and may never declare dividends, which may affect the value of your shares

We have never declared or paid any dividends on our common stock and do not expect to pay any dividends in the near future.

INFORMATION ABOUT THE OFFERING

This reoffer prospectus relates to a maximum of 625,850 shares of our common stock which may be offered and resold from time to time by the selling stockholders identified in this reoffer prospectus.  It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale.  We will not receive any proceeds from the sales of common stock by the selling stockholders under this reoffer prospectus.  The selling stockholders will pay for the cost of all sales commissions and similar expenses.  We will however pay for all of the costs associated with the filing of this registration statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the up to 625,850 shares of common stock by the selling stockholders which have been issued upon exercise of options issued under our 1999 and 2001 Stock Option Plans.

SELLING STOCKHOLDERS

The following table identifies the selling stockholders and indicates the amount to be offered for each of the selling stockholder's account.  The selling stockholders are not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares.  The Securities and Exchange Commission rules require that we assume that the selling stockholders sell all of the shares offered with this reoffer prospectus.

Selling Stockholder	Number of Shares Subject to Options (1)	Shares Being Registered
Mark Devereux	500,000	99,250
Jason Williams	500,000	109,000
Rosita Morandin	250,000	97,550
Richard Postgate	250,000	73,250
Shannon Harrison	200,000	53,800
John Fong	75,000	7,500
Stephen Chu	100,000	35,500
Randy Peterson	150,000	150,000
TOTAL:	2,025,000	625,850

(1)         Represents shares of our common stock underlying options granted to each of the named selling stockholders under the 1999 and 2001 Stock Option Plans, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution.

In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of their shares of our common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise.  Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.  The shares of common stock being offered by this reoffer prospectus may be sold by the selling stockholder by one or more of the following methods, without limitation:

(a)   block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)   purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this reoffer prospectus;

(c)   an exchange distribution in accordance with the rules of the applicable exchange;

(d)   ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)   privately negotiated transactions;

(f)   market sales (both long and short to the extent permitted under the federal securities laws);

(g)   at the market to or through market makers or into an existing market for the shares;

(h)   through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i)     a combination of any of the aforementioned methods of sale.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.  Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share  Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholder.  Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above.  Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales.  In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their respective brokers.  Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time.  Upon a sale of the shares of common stock, the selling stockholder intends to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction.  We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event the selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post-effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commission paid or discounts or concessions allowed to such broker-dealers, where applicable.

We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M.  All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal accounting, printing and mailing fees are and will be borne by us.  Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

EXPERTS

Our financial statements as at December 31, 2004, filed with this prospectus and registration statement have been audited by Dohan and Company, P.A., C.P.A.'s, as set forth in their report accompanying the financial statements and are included herein in reliance upon the report, and upon the authority of the firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common shares offered by this reoffer prospectus will be passed upon for us and the selling stockholders by Clark Wilson LLP, Vancouver, British Columbia, Canada.

MATERIAL CHANGES

There have been no material changes to the affairs of our Company since March 31, 2005, which have not previously been described in a report on Form 10-QSB or Form 8-K.

INCORPORATION OF DOCUMENTS BY REFERENCE

See Part II, Item 3 on page 17 herein for a list of documents filed by our company with the United States Securities and Exchange Commission (the "SEC") which are incorporated herein by reference.

AVAILABLE INFORMATION

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement.  We have not authorized anyone else to provide you with different  information.  The common stock is not being offered in any state where the offer is not permitted.  You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

We file Form 8-K reports and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934.  You may read and copy any reports, statements or other information we have filed at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms.  Our filings are also available on the Internet at the Securities and Exchange Commission's website at http:\\www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

1.         The description of our common stock contained in the Registration Statement on Form SB-2/A (SEC file number 333-124560), filed with the Securities and Exchange Commission on May 17, 2005, including all amendments and reports for the purpose of updating such description.

2.         The description of our common stock contained in the Registration Statement on Form S-4/A and Form 424B4 (SEC file number 333-120120 and 333-120120-01), filed with the Securities and Exchange Commission on March 4, 2005 and March 9, 2005 respectively, which went effective on March 8, 2005, including all amendments and reports for the purpose of updating such description.

3.         Our Annual Report on Form 10-KSB, filed on March 21, 2005.

4.         Our Quarterly Report on Form 10-QSB, filed on May 16, 2005.

5.         Our Current Report on Form 8-K, filed on April 18, 2005.

6.         Our Current Report on Form 8-K, filed on April 15, 2005.

7.         Our Current Report on Form 8-K, filed on April 7, 2005.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide, without charge, to each person to whom a copy the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus). Requests should be directed to the President, Bingo.com, Ltd., Spencer House, Box 821, The Valley, Anguilla, B.W.I.  Our telephone number is (264) 497-8129.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Under the Anguilla International Business Companies Act, an international business company may indemnify any officer or director provided that the person being indemnified has acted honestly and in good faith with a view to the best interests of the Company and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

4.1        1999 Stock Option Plan

4.2        2001 Stock Option Plan

4.3        2005 Stock Option Plan

4.4        1999 Stock Option Agreement

4.5        2001 Stock Option Agreement

4.6        2005 Stock Option Agreement

5.         Legal Opinion of Clark Wilson LLP

23.1      Consent of Clark Wilson LLP (included in Exhibit 5)

23.2      Consent of Independent Auditors (Dohan and Company, P.A., C.P.A.'s)

Item 9.  Undertakings

(a)        We hereby undertake:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on June 24, 2005.

Bingo.com, Ltd.

 /s/ T. M. Williams                                                        /s/ H. W. Bromley

T.M. Williams,                                                             H. W. Bromley,

Chief Executive Officer and Director                             Chief Financial Officer and

                                                                                    Principal Accounting Officer

/s/ P. A. Crossgrove

P.A. Crossgrove, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature                                Title                                        Date

 /s/ T. M. Williams                  President, C.E.O.                        June 24, 2005

T.M. Williams                        and Director

 /s/ P. A. Crossgrove              Director                                      June 24, 2005

P.A. Crossgrove

 /s/ H. W. Bromley                  Chief Financial Officer                 June 24, 2005

H. W. Bromley                        and Principal Accounting

                                                Officer